Exhibit 4.1

EXECUTION VERSION

AMENDED AND RESTATED SECURITYHOLDER AGREEMENT
by and among
GENERAL COMMUNICATION, INC.,

SEARCHLIGHT ALX, L.P. (solely for purposes of Section 1.6 hereof)
and
SEARCHLIGHT ALX, LTD.
dated as of
July 13, 2015

W/2507378
W/2507378

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS3
Section 1.1Definitions    3
Section 1.2Terms Generally.    6
Section 1.3Closing.    7
Section 1.4Actions Prior to Investor Closing.    7
Section 1.5Post-Closing Actions.    7
ARTICLE II DIRECTOR NOMINATION RIGHTS8
Section 2.1Investor Nominees    8
Section 2.2Company Nomination    8
Section 2.3Removal    8
Section 2.4Vacancies    8
ARTICLE III TRANSFER OF SECURITIES9
Section 3.1General Restrictions on Transfer.    9
Section 3.2Right of First Refusal.    10
Section 3.3Redemption and Transfer Rights.    12
ARTICLE IV REPRESENTATIONS AND WARRANTIES13
Section 4.1Representations and Warranties of Both Parties.    13
Section 4.2Reserved.    13
ARTICLE V STANDSTILL14
Section 5.1Standstill    14
ARTICLE VI ADJUSTMENTS15
Section 6.1Adjustments to Exercise Price for Cash Dividend.    15
Section 6.2Agreement for Reorganization Event    15

Section 6.3Adjustments to SARs for Merger or Consolidation    15
Section 6.4Cancellation of SARs    16
ARTICLE VII TERM AND TERMINATION16
Section 7.1Termination    16
Section 7.2Effect of Termination    16
ARTICLE VIII MISCELLANEOUS16
Section 8.1Confidentiality.    16
Section 8.2Expenses    17
Section 8.3Notices    17
Section 8.4Effectiveness    18
Section 8.5Interpretation.    18
Section 8.6Headings    18
Section 8.7Severability    18
Section 8.8Agreement    18
Section 8.9No Third Party Beneficiaries    18
Section 8.10Amendment and Modification; Waiver    19
Section 8.11Governing Law; Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.    19
Section 8.12Specific Performance    20
Section 8.13Counterparts    20

AMENDED AND RESTATED SECURITYHOLDER AGREEMENT
This Amended and Restated Securityholder Agreement (this “Agreement”), dated as of July 13, 2015 is entered into by and among General Communication, Inc., an Alaska corporation (the “Company”), Searchlight ALX, L.P. (solely for purposes of Section 1.6 hereof) and Searchlight ALX, LTD, an exempted company under the laws of the Cayman Islands (the “Investor”).
RECITALS
WHEREAS, on December 4, 2014, the Company entered into a Purchase and Sale Agreement, among the Company, Alaska Communications Systems Group, Inc., ACS Wireless, Inc., GCI Communication Corp., GCI Wireless Holdings, LLC and The Alaska Wireless Network, LLC (the “Purchase Agreement”).
WHEREAS, at the Closing (as defined in the Purchase Agreement), Searchlight ALX, L.P. (the “Original Investor”) acquired the following securities from Company (collectively, the “Securities”) pursuant to the terms and conditions of the Securityholder Agreement, dated as of December 4, 2014 (the “Original Agreement”), entered into by and between the Company and the Original Investor: (a) that certain Unsecured Promissory Note Due 2023, dated February 2, 2015, in the principal amount of $75,000,000 (as replaced by the note dated the date hereof, the “Note”); and (b) 3,000,000 SARs, as such term is defined in that certain Stock Appreciation Rights Agreement, dated as of February 2, 2015, by and between the Company and the Original Investor (as amended and restated as of the date hereof, the “SAR Agreement”) (subject to adjustment as provided herein or in the SAR Agreement).
WHEREAS, the Original Investor desires to transfer the Securities to the Investor in accordance with the terms of the Original Agreement, pursuant to the terms hereof.
WHEREAS, each of the Investor and the Company deems it in its respective best interests to set forth in this Agreement each party’s rights and obligations in connection with the Investor’s acquisition of the Securities.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used herein and not otherwise defined will have the meanings set forth in this Article I.
“Acceleration Notice” has the meaning set forth in Section 3.3(a).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including any director or officer of such Person or any owner of Class B Common Stock . The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
“Board” has the meaning set forth in Section 2.1.
“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks located in Anchorage, Alaska are authorized or required by Law to be closed for business.
“Closing” has the meaning set forth in the Recitals.
“Capital Stock” means the Common Stock and the Class B common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any Reorganization Event (the “Class B Common Stock”).
“Common Stock” means the Class A common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any Reorganization Event.
“Company” has the meaning set forth in the preamble.
“Director” has the meaning set forth in Section 2.1.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Information” has the meaning set forth in Section 8.1.
“Investor” has the meaning set forth in the preamble.
“Investor Closing” has the meaning set forth in Section 1.3.
“Investor Director” has the meaning set forth in Section 2.1.
“Investor Nominee” has the meaning set forth in Section 2.1.
“Lender” means any bank, lending institution or other financing source to whom the Investor pledges or assigns a security interest in the Securities as collateral for loans or other credit extended to the Investor by such bank, lending institution or other financing source (including, collectively, Credit Suisse AG, Cayman Islands Branch and each subsequent holder, assignee or transferee of the Loan Obligations originally owing to Credit Suisse AG, Cayman Islands Branch).
“Loan Obligations” means any and all of the obligations owed by the Investor to any Lender in respect of loans or other credit extended to the Investor by such Lender (including any such obligations pursuant to that certain loan agreement dated as of July 13, 2015, with Credit Suisse AG, Cayman Islands Branch, as amended, modified and restated from time to time).
“Note” has the meaning set forth in the Recitals.
“Offered Securities” has the meaning set forth in Section 3.2(a).
“Offering Notice” has the meaning set forth in Section 3.2(b).
“Original Agreement” has the meaning set forth in the Recitals.
“Original Investor” has the meaning set forth in the Recitals.

“Par Redemption Right” has the meaning set forth in Section 3.3(b).
“Permitted Transferee” means with respect to the Investor, any Affiliate of the Investor and any Lender to whom the Investor pledges or assigns a security interest in the Securities as collateral for loans or other credit extended to the Investor by such Lender. For all purposes of this Agreement, for the avoidance of doubt, Searchlight Capital, L.P. shall be an Affiliate of the Investor and a Permitted Transferee hereunder. In addition, for clarification, while the Investor shall be permitted to pledge or assign a security interest in the Securities as collateral for Loan Obligations, any such Lender shall not be considered to be a Permitted Transferee upon the disposition or foreclosure of any such secured interest, which transfer shall be subject to the provisions set forth in Section 3.3.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Redemption Amount” has the meaning set forth in Section 3.3(a).
“Redemption Expiration Date” means the first date that the Company is deemed to have waived its redemption rights as set forth in the first sentence of Section 3.3(b).
“Redemption Period” has the meaning set forth in Section 3.3(a).
“Redemption Notice” has the meaning set forth in Section 3.3(a).
“Representative” means, with respect to any Person, any and all directors, officers, employees, partners, members, investors, consultants, financial advisors, counsel, accountants and other agents of such Person.
“ROFR Notice” has the meaning set forth in Section 3.2(d).
“ROFR Notice Period” has the meaning set forth in Section 3.2(d).
“SAR Agreement” has the meaning set forth in the Recitals.
“Securities” has the meaning set forth in the Recitals.
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations issued thereunder, as in effect at the time.
“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, is not the Investor or a Permitted Transferee.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Securities owned by a Person or any interest (including a beneficial interest) in any Securities owned by a Person; provided, however, that for all purposes of this Agreement, the Investor shall be permitted to pledge or assign a security interest in the Securities to a Lender as collateral for loans or other credit extended to the Investor by such Lender.
“Treasury Regulations” means the Treasury Regulations (including temporary or proposed regulations) promulgated under the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of succeeding regulations).
Section 1.2    Terms Generally. The definitions set forth or referenced in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Any pronoun includes the corresponding masculine, feminine and neuter forms, as the context requires. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The words “will” and “shall” are used interchangeably and are intended to have, and will be deemed to have, the same meaning. The words “herein,” “hereof,” “hereby” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part of this Agreement unless the context otherwise requires. All references to Articles and Sections will be deemed references to Articles and Sections of this Agreement unless the context otherwise requires. Any references to any agreement or other document or instrument or to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions, and to any rules and regulations promulgated thereunder), unless the context otherwise requires. Any reference to a “day” or number of “days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.
Section 1.3    Closing. The Company and the Original Investor consummated the transactions contemplated by the Original Agreement on February 2, 2015 (the consummation of such transactions, the “Investor Closing”).
Section 1.4    Actions Prior to Investor Closing. The Investor and the Company hereby acknowledge that prior to the Investor Closing the Original Investor and the Company cooperated in good faith to determine and agree upon the relative fair market values of the Note and the SARs for purposes of the application of Treasury Regulation Section 1.1273-2(h), and the Company and Investor hereby agree not to take any position on any tax return or otherwise for income tax purposes inconsistent with such fair market values (provided, that the Investor shall, upon request by any subsequent Investor that is not an Affiliate of the Investor party hereto on the date hereof, provide such relative fair market values of the Note and the SARs to such Investor).
Section 1.5    Post-Closing Actions. To the extent the Investor receives SARs and/or Common Stock pursuant to the SAR Agreement: (a) the Company and the Investor shall negotiate in good faith and enter into a customary registration rights agreement with respect to such Common Stock; and (b) the Company shall use reasonable best efforts to cause the Compensation Committee of the Board to approve the issuance of such SARs and/or Common Stock in a manner designed to exempt the issuance from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(d)(1) promulgated thereunder.
Section 1.6    Transfer of Securities to the Investor On the date hereof, in accordance with the terms of the Original Agreement, the Original Investor hereby transfers to the Investor the Securities and the Investor will be substituted for, and will assume all the rights and obligations under the Original Agreement and this Agreement.
ARTICLE II
DIRECTOR NOMINATION RIGHTS
Section 2.1    Investor Nominees. The Investor acknowledges that the business and affairs of the Company are managed through a board of directors (the “Board”) currently consisting of nine members (each, a “Director”). From time to time and at any time after the Investor Closing and for so long as any principal amount remains outstanding under the Note (or until such right is otherwise terminated as provided for in this Agreement), the Investor (or, if applicable, a Permitted Transferee that is an Affiliate of the Investor) shall be entitled to nominate one Director to serve on the Board (the “Investor Nominee” and, if elected to the Board, the “Investor Director”), such Investor Nominee to initially be Eric Zinterhofer. The Board shall expand its size to ten members or such number as necessary to accommodate the Investor Nominee.
Section 2.2    Company Nomination. At each meeting of the Company’s stockholders at which the election of the class II Directors is to be considered, the Company shall nominate the Investor Nominee so designated by the Investor for election to the Board by the Company’s stockholders and use reasonable best efforts to solicit proxies from the Company’s stockholders in favor of the election of the Investor Nominee. The Company shall use reasonable best efforts to cause the Investor Nominee to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Investor Nominee and including recommending approval of such Investor Nominee’s appointment to the Board) and shall not take any action designed to diminish the prospects of such Investor Nominee of being elected to the Board.
Section 2.3    Removal. The Investor Director appointed pursuant to this Article II shall continue to hold office until the next annual meeting of the stockholders of the Company at which the class II Directors are to be elected and until his or her successor is elected and qualified in accordance with this Section 2.3 and the bylaws of the Company, unless such Investor Director is earlier removed from office by the Investor (or, if applicable, a Permitted Transferee that is an Affiliate of the Investor) (in which event the Investor shall cause the Investor Director to resign from the Board) or at such time as such Investor Director’s death, resignation, retirement or disqualification. The Company shall use all reasonable best efforts to ensure that any Investor Director is removed only if so directed in writing by the Investor, unless otherwise required by this Section 2.3 or applicable law.

Section 2.4    Vacancies. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of the term of office of the Investor Director, the Company shall use reasonable best efforts to cause the Board to fill such vacancy or new directorship with a representative designated by the Investor (or, if applicable, a Permitted Transferee that is an Affiliate of the Investor) to serve until the next annual or special meeting of the stockholders at which the class II Directors are to be elected (and at such meeting, such representative, or another representative designated by such holders, will be nominated to be elected to the Board in the manner set forth in Section 2.1). If the Investor (or, if applicable, a Permitted Transferee that is an Affiliate of the Investor) fails or declines to fill the vacancy, then the directorship shall remain open until such time as the Investor elects to fill it with a representative designated hereunder. Any representative designated by the Investor (or, if applicable, a Permitted Transferee that is an Affiliate of the Investor) to fill such a vacancy must be a principal or senior executive officer of the Investor or any of its Affiliates and must have sufficient industry expertise and professional qualifications to enable such representative to make meaningful and significant contributions to the Board, as determined in good faith by the Company.
ARTICLE III
TRANSFER OF SECURITIES
Section 3.1    General Restrictions on Transfer.
(a)    At any time when any of the Securities remain outstanding, the Investor acknowledges and agrees that it (or any Permitted Transferee) will not voluntarily or involuntarily Transfer any of the Securities, in whole or in part, without the prior written consent of the Company except (i) to a Permitted Transferee in accordance with the procedures set forth in this Section 3.1, (ii) in accordance with the procedures set forth in Section 3.2 or (iii) in accordance with the procedures set forth in Section 3.3(e). For the avoidance of doubt, all issued and outstanding Securities, if Transferred pursuant to this Section 3.1 or Section 3.2, may only be Transferred together and in their entirety.
(b)    A Transfer of all of the then issued and outstanding Securities by the Investor (i) to a Permitted Transferee at any time or (ii) in accordance with Section 3.3(e) shall, in each case, not be subject to Section 3.2.
(c)    In the event of a Transfer or attempted Transfer of any of the Securities (i) in violation of this Agreement or (ii) in accordance with Section 3.3(e), the rights of the Investor set forth in Article II will immediately be of no further force or effect and the Investor shall promptly cause the Investor Director to resign from the Board.
(d)    Prior to the consummation of any Transfer of the Securities by the Investor that is permitted pursuant to the terms and conditions of this Agreement (other than a pledge of, or assignment of a security interest in, the Securities as collateral for loans or other credit extended to the Investor by a Lender or a Transfer in accordance with Section 3.3(e)), the Investor will cause the transferee thereof to execute and deliver to the Company an agreement to be bound by the terms and conditions of this Agreement, which shall be in form and substance reasonably acceptable to the Company. Except as set forth in this Section 3.1, upon any Transfer by the Investor of all of its then issued and outstanding Securities in accordance with the terms of this Agreement, the transferee thereof will be substituted for, and will assume all the rights and obligations under this Agreement of, the Investor; provided, that if the Transfer is not made to a Permitted Transferee, then any such transferee shall not be entitled to enforce the rights of the Investor set forth in Article II which will immediately be of no further force or effect and the Investor shall promptly cause the Investor Director to resign from the Board.
(e)    Notwithstanding any other provision of this Agreement, the Investor agrees that it will not, directly or indirectly, Transfer the Securities (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Company may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.
(f)    Any Transfer or attempted Transfer of the Securities in violation of this Agreement will be null and void, no such Transfer will be recorded on the Company’s books and the purported transferee in any such Transfer will not be treated (and the purported transferor will continue be treated) as the owner of the Securities for all purposes of this Agreement.
(g)    Notwithstanding anything contained herein to the contrary or otherwise, the Investor may at any time pledge or assign a security interest in the Securities to any Lender to secure loans or other credit extended to the Investor by such Lender and the Company hereby agrees at any time during which Loans Obligations owing by the Investor to such Lender shall remain outstanding to make any and all payments on account of the Securities to one or more accounts designated in writing by such Lender; provided that no such pledge or assignment shall release the Investor from any of its obligations hereunder or substitute any such pledgee or assignee for the Investor as a party hereto. In addition, for clarification, while the Investor shall be permitted to pledge or assign a security interest in the Securities as collateral for Loan Obligations, any such Lender shall not be considered to be a Permitted Transferee upon the disposition or foreclosure of any such secured interest, which transfer shall be subject to the provisions set forth in Section 3.3(e). In no event shall any such Lender be entitled to enforce the rights of the Investor set forth in Article II and upon any such disposition or foreclosure of any such secured interest, the rights of the Investor set forth in Article II will immediately be of no further force or effect and the Investor shall promptly cause the Investor Director to resign from the Board.
Section 3.2    Right of First Refusal.

(a)    If at any time during the period from the Investor Closing until the fourth (4th) anniversary of the Investor Closing (but subject to Section 3.3(e)), the Investor owning all of the then issued and outstanding Securities receives a bona fide offer from any Third Party Purchaser to purchase all of such Securities (the “Offered Securities”) owned by the Investor and the Investor desires to Transfer the Offered Securities (other than Transfers that are permitted by Section 3.1 or Section 3.3(e)), then the Investor must first offer the Offered Securities to the Company in accordance with the provisions of this Section 3.2.
(b)    The Investor shall, within five Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Notice”) to the Company stating that it has received a bona fide offer from a Third Party Purchaser and specifying:
(i)    that the Investor intends to Transfer all (but not less than all) of the then issued and outstanding Securities and the exact number of then issued and outstanding Securities to be Transferred by the Investor;
(ii)    the identity of the Third Party Purchaser; and
(iii)    the total purchase price for the Offered Securities (such cost to be payable solely in cash) and the other material terms and conditions of the Transfer.
The Offering Notice will constitute the Investor’s offer to Transfer the Offered Securities to the Company, which offer will be irrevocable until the end of the ROFR Notice Period.
(c)    By delivering the Offering Notice, the Investor represents and warrants to the Company that: (i) the Investor has full right, title and interest in and to the Offered Securities, (ii) the Investor has all the necessary power and authority and has taken all necessary action to Transfer such Offered Securities as contemplated by this Section 3.2, and (iii) the Offered Securities are (or upon consummation of such Transfer to the Company, will be) free and clear of any and all Encumbrances other than those arising as a result of or under the terms of this Agreement.
(d)    Upon receipt of the Offering Notice, the Company will have ten Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Securities by delivering a written notice (a “ROFR Notice”) to the Investor stating that it will purchase such Offered Securities on the terms specified in the Offering Notice, provided that the Company will have a period of up to 60 days in order to close any such purchase, which period may be extended for a reasonable time not to exceed 150 total days to the extent reasonably necessary to obtain any Government Approvals. Any ROFR Notice will be binding upon delivery and irrevocable by the Company.
(e)    Subject to Section 3.2(f), if the Company does not deliver a ROFR Notice during the ROFR Notice Period, the Company will be deemed to have waived all of its rights to purchase the Offered Securities under this Section 3.2.

(f)    If the Company does not deliver a ROFR Notice in accordance with Section 3.2(d), the Investor may, during the 60 day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 150 total days to the extent reasonably necessary to obtain any Government Approvals, Transfer all (and not less than all) of the Offered Securities to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Notice. If the Investor does not Transfer all of the Offered Securities within such period, or if such Transfer is not consummated within such period, the rights provided hereunder will be revived and the Offered Securities may not be Transferred to the Third Party Purchaser unless the Investor sends a new Offering Notice in accordance with, and otherwise complies with, this Section 3.2.
(g)    At the closing of any Transfer to the Company pursuant to this Section 3.2, the Investor will deliver to the Company the promissory note and agreements representing the Offered Securities to be sold (if any), accompanied by such assignment instruments and other documents as are reasonably necessary to reflect the transfer and assignment of the Securities to the Company against receipt of the purchase price therefor from the Company by certified or official bank check or by wire transfer of immediately available funds. Notwithstanding the failure of the Investor to deliver any such assignment instruments and other documents, at the closing of any Transfer to the Company, the Company shall for all purposes be deemed to be the record and beneficial owner of the Securities and the Investor shall have no further right, title or interest to such Securities.
Section 3.3    Redemption and Transfer Rights.
(a)    Upon notification in writing by any Lender to the Company (the “Acceleration Notice”) that the Loan Obligations have matured or been accelerated and the Investor has failed to repay the Loan Obligations in full, the Company will have five (5) days from the date of the delivery of the Acceleration Notice (such five (5) day period, the “Redemption Period”) to elect to redeem the Note in its entirety (and not in part) by delivering a written notice (the “Redemption Notice”) to such Lender and the Investor stating that it will redeem the Note for an amount equal to fifty percent (50%) of the current outstanding balance of the Note as of the date it received the Acceleration Notice (the “Redemption Amount”); provided that (i) the Company shall close such redemption (5) days after the date of the delivery of the Redemption Notice (the “Closing Date”) and (ii) the Investor shall not have repaid the applicable Loan Obligations prior to the Closing Date. The Redemption Notice will be binding upon delivery and irrevocable by the Company; provided, however, that such Redemption Notice will be deemed not to have been delivered in the event the Investor repays the applicable Loan Obligations prior to the Closing Date.
(b)    If the Company (i) does not deliver a Redemption Notice during the Redemption Period, or (ii) delivers a Redemption Notice, but fails to pay the Redemption Amount on the Closing Date, the Company will be deemed to have waived all of its rights to redeem the Note under Section 3.3(a). Notwithstanding any provision of this Article III, after the Redemption Expiration Date but prior to February 2, 2019, the Company shall have the right to voluntarily prepay the Note in full

(but not in part) at any time together with all accrued and unpaid interest on the principal balance, without premium or penalty, three (3) business days after giving written notice to the Investor of the Company’s intention to prepay the note in full (the “Par Redemption Right”).
(c)    At the closing of the redemption pursuant to Section 3.3(a), the Investor shall deliver to the Company the original Note, accompanied by such payoff letters, lien releases and other documents as are reasonably necessary to reflect the redemption of the Note in full.
(d)    At the closing of the redemption pursuant to Section 3.3(a), the Company shall wire transfer the Redemption Amount in immediately available funds denominated in lawful money of the United State of America to an account designated in writing by Lender.
(e)    Subject to clauses (e)(i) (other than the requirement of an opinion), (ii) and (iii) of Section 3.1 (but not the last full sentence of Section 3.1(e)), at any time on or after the Redemption Expiration Date (unless the Investor repays the applicable Loan Obligations in full prior to the disposition or foreclosure of the Securities by the applicable Lender to whom the Investor has pledged or assigned a security interest in the Securities as collateral for loans or other credit extended to the Investor by such Lender) the Investor or any Lender (and any subsequent transferee of either of them, as applicable) may Transfer the Securities, in whole, to any Person (subject to clauses (e)(i) (other than the requirement of an opinion), (ii) and (iii) of Section 3.1) upon written notice of such Transfer to the Company.
(f)    Prior to the consummation of a Transfer of the Securities by the Investor or any Lender pursuant to Section 3.3(e) (other than a pledge of, or assignment of a security interest in, the Securities as collateral for loans or other credit extended to the Investor by such Lender), the Investor or any Lender will cause the transferee thereof to execute and deliver to the Company an agreement to be bound by the terms and conditions of this Agreement, which shall be in the form of Exhibit A attached hereto or such other form reasonably acceptable to the Company. Upon a Transfer made in accordance with Section 3.3(e) above, the transferee of the Securities will be substituted for, and will assume all rights and obligations under this Agreement (except as set forth in Sections 3.1 and 3.2 and Article V) of, the Investor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of Both Parties. The parties represent and warrant to each other, as of the date hereof, as follows:
(a)    Each party represents and warrants to that other that (i) it has full corporate power and authority to execute and deliver this Agreement, the SAR Agreement and the Note, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (ii) the execution and delivery of this Agreement, the SAR Agreement and the Note, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and each party has duly executed and delivered this Agreement.

(b)    Each party represents and warrants to the other that the execution, delivery and performance of this Agreement, the SAR Agreement and the Note and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority.
(c)    Each party represents and warrants to the other that the execution, delivery and performance by the Investor and the Company (as applicable) of this Agreement, the SAR Agreement and the Note and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of the Investor or the Company (as applicable), (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Investor or the Company (as applicable) is a party.
(d)    Each party represents and warrants to the other that this Agreement, the SAR Agreement, the SARs and the Note each constitutes a legal, valid and binding obligation, enforceable against each applicable party and its successors and permitted assigns in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 4.2    Reserved.

ARTICLE V
STANDSTILL
Section 5.1    Standstill. Unless approved in advance in writing by the Board, the Investor agrees that neither it nor any of its Representatives acting on behalf of or in concert with the Investor will, from and after the Investor Closing until none of the Securities are owned by the Investor or its Affiliates, directly or indirectly:
(a)    make any public statement or proposal to the board of directors of any of the Company, any of the Company’s Representatives or any of the Company’s stockholders (other than the Investor and its Affiliates) regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of any of the Company's loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the Board (except as set forth in Article II hereof) or otherwise seek to control or influence the management, Board or policies of any of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this Agreement or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 5.1(a);
(b)    instigate, encourage or assist any third party (including forming a "group" with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;
(c)    take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above;
(d)    except as provided in this Agreement, the SAR Agreement or the Note, acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any equity securities of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company's equity securities, except that subject to applicable securities laws limitations (including Company imposed blackout periods), Investor may acquire up to an additional two million (2,000,000) shares of Capital Stock (subject to appropriate adjustments to reflect any Reorganization Event) at any time after the date of this Agreement (in addition to any shares of Common Stock issuable upon exercise of the SARs); or
(e)    engage in put, call, short sale, hedge, swap, straddle, collar or similar transactions with respect to any of the Securities (including any shares of Common Stock issuable upon exercise of the SARs), except with respect to any pledge or assignment of a security interest in the Securities to secure loans or other credit extended to the Investor by a Lender.
Notwithstanding the foregoing, (i) nothing in this Agreement shall restrict any Director from taking action in such capacity, and (ii) if (1) a Person “commences” (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended) a tender or exchange offer for at least 50% of the outstanding capital stock of the Company and the Board does not publicly recommend against such offer within ten business days of such commencement or (2) a Person enters into a definitive written agreement with the Company or any of its subsidiaries contemplating the acquisition (by way of merger, tender offer, or otherwise) of at least 50% of the outstanding capital stock of the Company or any of its subsidiaries, then, in any of such cases, the restrictions set forth in this Section 5.1 shall immediately terminate and cease to be of any further force or effect with respect to the Investor or any of its Representatives.
ARTICLE VI
ADJUSTMENTS
Section 6.1    Adjustments to Exercise Price for Cash Dividend. In case the Company shall pay or make a dividend or other distribution to holders of record of any shares of Common Stock in cash, the Exercise Price shall be reduced by amount of cash paid per share of Common Stock to such holders, such reduction to become effective when such dividend or other distribution is declared by the Board.

Section 6.2    Agreement for Reorganization Event. In the event of a stock dividend or stock distribution, stock split, subdivision, reclassification or reclassification or other change in corporate structure or capitalization affecting any of the Capital Stock (a “Reorganization Event”), the Exercise Price, the number of outstanding SARs pursuant to the SAR Agreement, the number of SARs payable pursuant to a SARs Payment Option (as defined and pursuant to the Note) and the number and/or kind of shares or other property to be issued hereunder shall be appropriately adjusted to preserve the economic benefits of the SARs to the Investor (as such economic benefits existed immediately prior to the announcement of such event) in a manner reasonably and in good faith determined by the Board.
Section 6.3    Adjustments to SARs for Merger or Consolidation. If the Company shall be the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but its outstanding shares are converted into securities of another corporation or exchanged for other consideration), the SAR Agreement shall pertain and apply to the securities which a holder of the number of shares of Common Stock then subject to the SAR Agreement should have been entitled to receive. Notwithstanding the provisions of Section 11 of the SAR Agreement, any dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company or a merger or consolidation in which the Company is not the surviving corporation or becomes a subsidiary of another Person (in each case, other than in connection with a reincorporation of the Company into another jurisdiction, in which case the SAR Agreement shall pertain and apply to the securities which a holder of the number of shares of Common Stock then subject to the SAR Agreement should have been entitled to receive) or its outstanding shares are so converted or exchanged shall cause every SAR under the SAR Agreement to terminate and the Company shall pay to the Investor in cash the Appreciation Value or Adjusted Appreciation Value, as applicable, pursuant to the terms of the SAR Agreement.
Section 6.4    Cancellation of SARs. Upon initial disposition or foreclosure of the Note by the Investor or any Lender in accordance with Section 3.3(e), all SARs granted under the SAR Agreement by the Company to the Investor on or prior to the date of such initial disposition or foreclosure shall automatically be cancelled and forfeited.
ARTICLE VII
TERM AND TERMINATION
Section 7.1    Termination. This Agreement will terminate upon the earliest of:
(a)    such time as there are no Securities that remain issued and outstanding;
(b)    the termination of the Purchase Agreement in accordance with its terms; or
(c)    the written agreement to terminate this Agreement between the Company and the Investor.

Section 7.2    Effect of Termination. The termination of this Agreement will terminate all further rights and obligations of the Investor and the Company under this Agreement except that such termination will not affect:
(a)    the obligation of a party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; or
(b)    the rights contained herein which by their terms are intended to survive termination of this Agreement, including this Section 7.2, Section 8.1, Section 8.3, Section 8.4, Section 8.5, Section 8.11 and Section 8.12.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Confidentiality.
(a)    The Investor will, and will cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with its investment in the Company; provided, that nothing herein will prevent the Investor from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Investor, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to Investor Representatives that in the reasonable judgment of the Investor need to know such Information or (vi) to any potential Third Party Purchaser in connection with a proposed Transfer of the Securities from the Investor as long as such transferee agrees to be bound by the provisions of this Section 8.1, provided, further, that in the case of clause (i), (ii) or (iii), the Investor will notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.
(b)    The restrictions of this Section 8.1 will not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Investor or any of its Representatives in violation of this Agreement, (ii) is or has been independently developed or conceived by the Investor without use of the Company’s Information, or (iii) is or becomes available to the Investor or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided, that such source is not known by the Investor to be bound by a confidentiality agreement with the Company or any of its Representatives.
Section 8.2    Expenses. Company shall reimburse Investor for (a) all fees and disbursements of counsel incurred in connection with this Agreement, the SAR Agreement and the Note, provided that such fees and disbursements shall in no event exceed the amount of fees and disbursements of counsel incurred by the Company in connection with this Agreement, the SAR Agreement and the Note, and (b) reasonable out-of-pocket travel expenses incurred in connection with the Purchase Agreement, this Agreement, the SAR Agreement, the Note and the transactions contemplated hereby and thereby. All other costs and expenses, including fees and disbursements of financial advisors and accountants, incurred in connection with this Agreement, the SAR Agreement and the Note will be paid by the party incurring such costs and expenses.
Section 8.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder or under the Note or the SAR Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one Business Day after the date delivered to a nationally recognized overnight courier for next Business Day delivery, (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, or (d) upon transmission if sent via facsimile (with confirmation of receipt) on a Business Day or the next Business Day if the day it is sent is not a Business Day. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.3):
If to the Company:                General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503
Attention: General Counsel
Facsimile: (907) 868-5676

with a copy to:    Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Steven Miller, Esq.
Facsimile: (303) 298-0940

If to the Investor:                Searchlight ALX, LTD
c/o Searchlight Capital Partners, L.P.
745 Fifth Avenue - 27th Floor
New York, NY 10151
Attention:     Eric Zinterhofer
Andrew Frey
Facsimile: (202) 207-3837
with a copy to:    Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:     Steven A. Cohen
Ronald C. Chen
Fax: (212) 403-2000

Section 8.4    Effectiveness. In no event will any draft of this Agreement create any obligation or liability, it being understood that this Agreement will be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.
Section 8.5    Interpretation. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
Section 8.6    Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.
Section 8.7    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.8    Agreement. This Agreement, the Note and the SAR Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and the Note or the SAR Agreement, the Investor and the Company shall, to the extent permitted by Applicable Law, amend this Agreement to comply with the terms of the Note or the SAR Agreement.
Section 8.9    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each Lender is a third party beneficiary of the terms and provisions contained in this Agreement (other than Articles II, IV and V).
Section 8.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto (provided, that, at any time any Loan Obligations remain outstanding, the written consent of the applicable Lender shall also be required to amend, modify or supplement this Agreement other than Articles II and V of this Agreement). No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving (provided, that, at any time any Loan Obligations remain outstanding, the written consent of the applicable Lender shall also be required prior to any waiver by the Investor of its rights under this Agreement other than Articles II and V). No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.11    Governing Law; Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)    This Agreement, the Note and the SAR Agreement will be governed, construed, and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder.
(b)    The parties hereby irrevocably submit in any proceeding arising out of or relating to this Agreement, the Note and the SAR Agreement, or any of the transactions contemplated hereby or thereby, to the exclusive jurisdiction of the United States District Court for the District of Alaska or if jurisdiction is not available therein the jurisdiction of any court of the State of Alaska, and waive any and all objections to such jurisdiction or venue that they may have under the laws of any state or country, including any argument that jurisdiction, sites or venue are inconvenient or otherwise improper
(c)    Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Alaska, and waives any objections that such party may otherwise have to such process, provided, however, that process will be served to the address set forth in Section 8.3.
(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE NOTE OR THE SAR AGREEMENT ARE LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE SAR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT, THE NOTE OR THE SAR AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(d).
Section 8.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
General Communication, Inc.

By:	/s/ Peter Pounds Name: Peter Pounds Title: SVP and CFO

Searchlight ALX, LTD., as Investor

By:	/s/ Eric Zinterhofer Name: Eric Zinterhofer Title: Director

Searchlight ALX, L.P., as Original Investor (solely for purposes of Section 1.6 hereof)

By: Searchlight ALX GP, LLC, its general partner

By:	/s/ Eric Zinterhofer Name: Eric Zinterhofer Title: Authorized Person

Exhibit A: Assumption Agreement

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (“Agreement”) is effective as of [________________] (“Effective Date”) among [_______________] (“Assignor”), [___________________] (“Assignee”), and General Communication, Inc., an Alaska corporation (“Company”).

WHEREAS, Assignor is party to that certain Amended and Restated Securityholder Agreement dated as of July 13, 2015 with Company (the “Securityholder Agreement”); and

WHEREAS, Assignor desires to assign to Assignee all of its rights, title, interests and obligations under and in respect of the Securityholder Agreement (the “Proposed Assignment”).

In connection with the Proposed Assignment, Assignee hereby agrees that contemporaneously with the effectiveness of the Proposed Assignment, Assignee shall become bound by the applicable terms and conditions of the Securityholder Agreement.

This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder.

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing and executed by each of the parties hereto.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one single Agreement.

[Signature Pages Follow]

15220266_3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons effective on the date first above written.

ASSIGNOR:

[__________________________]

By: __________________________
Name:
Title:

ASSIGNEE:

[____________________________]

By: __________________________
Name:
Title:

COMPANY:

GENERAL COMMUNICATION, INC.

By: __________________________
Name:
Title:

Signature Page to Assumption Agreement